Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders Lucid Group, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Atieva, Inc. (a Cayman Islands corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

San Francisco, California

December 8, 2021

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Accounts receivable, net	260	408
Short-term investments	505	505
Inventory	1,043	684
Prepaid expenses	21,840	29,610
Other current assets	13,218	20,578
Total current assets	662,556	423,236
Property, plant and equipment, net	713,274	142,813
Security deposits	3,901	3,229
Restricted cash, less current portion	14,728	8,200
Other noncurrent assets	8,222	2,124
TOTAL ASSETS	$1,402,681	$579,602
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$17,333	$12,656
Accrued compensation	16,197	2,949
Other accrued liabilities	146,083	46,079
Other liabilities	5,670	4,174
Total current liabilities	185,283	65,858
Contingent forward contract liability	—	30,844
Convertible preferred share warrant liability	2,960	1,755
Other long-term liabilities	38,905	27,793
Income tax liabilities	234	422
Total liabilities	227,382	126,672
Commitments and contingencies (Note 10)
CONVERTIBLE PREFERRED SHARES
Convertible preferred shares, $0.0001 par value; 1,058,949,780 and 757,857,435 shares authorized as of December 31, 2020 and 2019, respectively; 957,159,704 and 502,582,535 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $3,497,913, and $1,084,191 as of December 31, 2020 and 2019, respectively	2,494,076	1,074,010
SHAREHOLDERS’ DEFICIT:
Common shares, par value $0.0001; 1,189,800,259 and 886,084,934 shares authorized as of December 31, 2020 and 2019, respectively; 28,791,702 and 21,288,753 shares issued and outstanding as of December 2020 and 2019, respectively	3	2
Additional paid-in capital	38,113	16,431
Accumulated deficit	(1,356,893)	(637,513)
Total shareholders’ deficit	(1,318,777)	(621,080)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT	$1,402,681	$579,602

The accompanying notes are an integral part of these consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$3,976	$4,590
Cost of revenue	3,070	3,926
Gross profit	906	664
Other expenses:
Research and development	511,110	220,223
Selling, general and administrative	89,023	38,375
Total operating expenses	600,133	258,598
Loss from operations	(599,227)	(257,934)
Other income (expense), net:
Change in fair value of forward contracts	(118,382)	(15,053)
Change in fair value of convertible preferred share warrant liability	(1,205)	(406)
Interest expense	(64)	(8,547)
Other income (expense)	(690)	4,606
Total other expense, net	(120,341)	(19,400)
Loss before provision (benefit) for income taxes	(719,568)	(277,334)
Provision (benefit) for income taxes	(188)	23
Net loss and comprehensive loss	(719,380)	(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Net loss per share attributable to common shareholders – basic and diluted	$(28.42)	$(13.08)
Weighted average shares used in computing net loss per share attributable to common shareholders – basic and diluted	24,825,944	20,595,229

The accompanying notes are an integral part of these consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT

(In thousands, except share and per share data)

	Convertible				Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2019	137,248,112	$259,960	20,165,672	$2	$294	$(360,156)	$(359,860)
Net loss	—	—	—	—	—	(277,357)	(277,357)
Repurchase of Series C convertible preferred shares	(9,442,858)	(47,531)	—	—	(2,469)	—	(2,469)
Extinguishment of Series C convertible preferred shares	—	(10,404)	—	—	10,404	—	10,404
Issuance of Series D convertible preferred shares	374,777,280	871,985	—	—	—	—	—
Exercise of share options	—	—	1,123,069	—	483	—	483
Share-based compensation	—	—	—	—	7,719	—	7,719
Balance as of December 31, 2019	502,582,534	$1,074,010	21,288,741	$2	$16,431	$(637,513)	$(621,080)
Net loss	—	—	—	—	—	(719,380)	(719,380)
Extinguishment and reclassification of Series B convertible preferred shares	—	(4,000)	—	—	1,000	—	1,000
Repurchase of Series C convertible preferred shares	(11,507,389)	(24,885)	—	—	12,784	—	12,784
Issuance of Series D convertible preferred shares	164,992,213	400,000	—	—	—	—	—
Settlement of Series D contingent forward contract liability	—	39,563	—	—	—	—	—
Issuance of Series E convertible preferred shares	301,092,346	898,932	—	—	—	—	—
Settlement of Series E contingent forward contract liability	—	110,456	—	—	—	—	—
Exercise of share options	—	—	7,502,961	1	3,284	—	3,285
Share-based compensation	—	—	—	—	4,614	—	4,614
Balance as of December 31, 2020	957,159,704	$2,494,076	28,791,702	$3	$38,113	$(1,356,893)	$(1,318,777)

The accompanying notes are an integral part of these consolidated financial statements.

ATIEVA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31
	2020	2019
Cash flows from operating activities
Net loss	$(719,380)	$(277,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,217	3,842
Share-based compensation	4,614	7,719
Loss on disposal of property and equipment	139	30
Amortization of debt discount	—	3,394
Change in fair value of contingent forward contracts	118,382	15,053
Change in fair value of warrants	1,205	406
Changes in operating assets and liabilities:
Accounts receivable	148	984
Inventory	(359)	(188)
Prepaid expenses	7,770	(27,590)
Other current assets	7,360	(5,010)
Other noncurrent assets and security deposit	2,866	6,143
Accounts payable	(69,861)	5,843
Accrued compensation	13,249	2,774
Other current liabilities and accrued liabilities	53,454	28,658
Net cash used in operating activities	(570,196)	(235,299)
Cash flows from investing activities:
Purchases of property, equipment, and software	(459,582)	(104,290)
Net cash used in investing activities	(459,582)	(104,290)
Cash flows from financing activities:
Proceeds from issuance of convertible note	—	70,949
Payment for Capital leases	(364)	—
Repurchase of Series C convertible preferred shares	(12,101)	(50,000)
Proceeds from issuance of Series D convertible preferred shares	400,000	600,000
Proceeds from issuance of Series E convertible preferred shares	899,725	—
Proceeds from exercise of share options	3,285	483
Net cash provided by financing activities	1,290,545	621,432
Net increase in cash, cash equivalents, and restricted cash	260,767	281,843
Beginning cash, cash equivalents, and restricted cash	379,651	97,808
Ending cash, cash equivalents, and restricted cash	$640,418	$379,651

Reconciliation of cash, cash equivalents, and restricted cash
Cash	$614,412	$351,684
Restricted cash	26,006	27,967
Total cash, cash equivalents, and restricted cash, end of period	$640,418	$379,651
Supplemental disclosure of cash flow information:
Cash paid for interest	$51	$30
Supplemental disclosure of non-cash investing and financing activity:
Property and equipment included in accounts payable and accrued expense	$117,946	$32,863
Property and equipment acquired through capital leases	$3,289	$451
Issuance of contingent forward contracts	$793	$—
Extinguishment of Series B convertible preferred shares included in additional paid-in capital	$1,000	$—
Extinguishment of Series B convertible preferred shares included in accrued liabilities	$3,000	$—
Settlement of Series D convertible preferred shares contingent forward contract	$39,563	$—
Settlement of Series E convertible preferred shares contingent forward contract	$110,456	$—
Convertible Notes converted into Series D convertible preferred shares	$—	$300,000
Unamortized Convertible Notes debt issuance cost and debt discount converted into Series D convertible preferred shares	$—	$(36,797)
Accrued interest of Convertible Notes converted to Series D convertible preferred shares	$—	$8,747
Deferred financing cost reclassed to convertible preferred shares	$—	$10,253

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

The precursor of Atieva, Inc. (DBA Lucid Motors) was originally incorporated in the state of Delaware in December 2007 (“Atieva Delaware”). Atieva Delaware designed, developed, and built energy storage systems for electric vehicles and supplied automakers with the battery pack system needed to power hybrid, plug-in, and electric vehicles. In December 2009, Atieva Delaware and a newly incorporated Cayman Islands company (“Atieva Cayman”) entered into a share exchange agreement (the “Share Exchange Agreement”). Under the Share Exchange Agreement, (a) each holder of Atieva Delaware common shares exchanged such shares for shares of Atieva Cayman’s par value $0.0001 common shares (the “Common Shares”) on a one-for-one basis, and (b) each holder of Atieva Delaware Series A shares exchanged such shares for Atieva Cayman Series A shares on a one-for-one basis. Upon completion of the share exchange, Atieva Delaware was renamed as Atieva USA, Inc. with Atieva Cayman retaining the name of Atieva, Inc.

Subsequent to the share exchange transaction, Atieva Delaware distributed 100% of its wholly owned subsidiaries in Hong Kong and Shanghai, China (“Atieva Hong Kong” and “Atieva Shanghai,” respectively) to Atieva Cayman in December 2010. In addition, Atieva Delaware registered a branch office in Taiwan in May 2008. In 2014, Atieva, Inc. (the “Company” or “our”) changed its business model to focus on the design and development of high-performance fully electric vehicles and advanced electric vehicle powertrain components.

As part of the build-out of the Company’s retail stores and service centers for distribution of vehicles to customers, the Company changed Atieva Delaware’s legal name to Lucid USA, Inc., and incorporated new subsidiaries in the U.S. and Canada, including Lucid Group USA, Inc., a Delaware corporation in August 2020, and Lucid Motors Canada ULC, a British Columbia unlimited liability company and an indirect, wholly-owned subsidiary of Lucid Group USA, Inc. in December 2020. The Company is headquartered in Newark, California and has various other global office locations.

On February 22, 2021, Atieva, Inc. entered into a definitive merger agreement with Churchill Capital Corp IV (“Churchill”) in which Atieva would become a wholly owned subsidiary of Churchill. Upon the closing of the merger on July 23, 2021, Churchill was immediately renamed to “Lucid Group, Inc.”

The Merger has been accounted for as a reverse recapitalization. Under this method of accounting, Churchill has been treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of the Company with the Merger being treated as the equivalent of the Company issuing shares for the net assets of Churchill, accompanied by a recapitalization. Accordingly, all periods included in these financial statements of the Company are prior to the Merger and have been retrospectively adjusted using the exchange ratio of 2.644 for the equivalent number of shares outstanding immediately after the Closing to give effect to the reverse recapitalization. See Note 15 — Subsequent Events for more information.

Liquidity and Going Concern

The Company devotes its efforts to business planning, research and development, recruiting of management and technical staff, acquiring operating assets, and raising capital.

From inception through December 31, 2020, the Company has incurred operating losses and negative cash flows from operating activities. For the years ended December 31, 2020 and 2019, the Company has incurred operating losses, including net losses of $719.4 million and $277.4 million, respectively. The Company has an accumulated deficit of $1.4 billion as of December 31, 2020.

As of the end of 2020, the Company was finalizing construction of its newly built manufacturing plant in Casa Grande, Arizona (the “Arizona plant”). The Company plans to begin selling its first vehicle, the Lucid Air, in the second half of 2021, along with the continued expansion of the Arizona plant and build-out of a network of retail sales and service locations. The Company has plans for continued development of additional vehicle model types for future release. The aforementioned activities will require considerable capital, above and beyond the expected cash inflows from the initial sales of the Lucid Air. As such, the future operating plan involves considerable risk if secure funding sources were not identified and confirmed.

The Company’s existing sources of liquidity include cash and cash equivalents. Historically, the Company has been able to obtain debt and equity financing as disclosed in these consolidated financial statements. The Company has funded operations primarily with issuances of convertible preferred shares, convertible notes, long-term debt and net proceeds from revenues. As discussed in Note 15 — Subsequent Events, upon the Closing of the Merger, the Company received $4,400.3 million in cash proceeds, net of transaction costs. The Company believes the Merger eliminated the substantial doubt about the Company’s ability to continue as a going concern within one year after the date of issuance of these consolidated financial statements.

Certain Significant Risks and Uncertainties

The Company’s current business activities consist of research and development efforts to design and develop a high-performance fully electric vehicle and advanced electric vehicle powertrain components, including battery pack systems; building of the Company’s production operations in Casa Grande, Arizona; and build-out of the Company’s retail stores and service centers for distribution of the vehicles to customers. The Company is subject to the risks associated with such activities, including the need to further develop its technology, its marketing, and distribution channels; further develop its supply chain and manufacturing; and hire additional management and other key personnel. Successful completion of the Company’s development program and, ultimately, the attainment of profitable operations are dependent upon future events, including its ability to access potential markets, and secure long-term financing.

The Company participates in a dynamic high technology industry. Changes in any of the following areas could have a material adverse impact on the Company’s future financial position, results of operations, and/or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its products and services; acceptance of the Company’s products and services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

In late 2019, a novel strain of coronavirus (COVID-19) began to affect the population of China and expanded into a worldwide pandemic during 2020, leading to significant business and supply chain disruption, as well as broad-based changes in supply and demand. The Company’s operations have experienced disruptions, such as temporary closure of its offices, and those of its customers and suppliers, and product research and development. The Company was able to proceed with the construction of the Arizona plant while still meeting all COVID-19 restrictions and required safety measures. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the outbreak. Nevertheless, COVID-19 presents a material uncertainty and risk with respect to the Company, its performance, and its financial results and could adversely affect the Company’s financial position and results of operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Preparation

The accompanying consolidated financial statements have been prepared pursuant to generally accepted accounting principles generally accepted in the United States of America (“GAAP”) as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).The consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of Atieva Cayman and its wholly owned subsidiaries. All significant intercompany balances accounts and transactions have been eliminated in the consolidated financial statements.

Segment Reporting

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates, assumptions and judgments made by management include, among others, the determination of the useful lives of property and equipment, fair values of warrants, fair value of contingent forward contracts liability, fair values of common shares, accounting for income taxes, and share-based compensation expense. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents.

The Company has restricted cash in current assets of $11.3 million and $19.8 million as of December 31, 2020 and 2019, respectively, consisting of customer reservation payments for electric vehicles of $0.5 million and $0.3 million and the escrow deposit for building of the Arizona plant of $ 10.8 million and $19.5 million as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Company has $14.7 million and $8.2 million, respectively, held in long-term restricted cash consisting of $5.0 million and $5.0 million, respectively, for the letter of credit required by the landlord for the headquarter facility in Newark, California, $8.0 million and $1.5 million, respectively, in letter of credit required by the landlord for the retail locations, and $1.7 million and $1.7 million, respectively, in escrow deposit required under the escrow agreement for the lease with Pinal county, Arizona, related to the Arizona plant.

The following table provides a reconciliation of cash and restricted cash to amounts shown in the statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash	$614,412	$351,684
Restricted cash, current portion	11,278	19,767
Restricted cash, less current portion	14,728	8,200
Total cash and restricted cash	$640,418	$379,651

Accounts Receivable

Accounts receivable consist of current trade receivables from a single customer. The Company records accounts receivable at their net realizable value. Management’s estimate for expected credit losses for outstanding accounts receivable are based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, and the establishment of specific reserves for customers in an adverse financial condition. Adjustments are made based upon the Company’s expectations of changes in macroeconomic conditions that may impact the collectability of outstanding receivables. The Company also considers current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data. The Company reassesses the adequacy of estimated credit losses each reporting period. At December 31, 2020 and 2019, the Company did not record an allowance for doubtful accounts.

Short-Term Investments

Investments with original or remaining maturities of more than three months at the time of purchase are generally classified as short-term investments and consist of time deposits. The Company’s short-term investments consist of certificates of deposit totaling $0.5 million as of December 31, 2020 and 2019.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash, cash equivalents, short-term investments, and accounts receivable. The Company places its cash primarily with domestic financial institutions that are federally insured within statutory limits, but at times its deposits may exceed federally insured limits. Further, accounts receivable consists of current trade receivables from a single customer as of December 31, 2020 and 2019, and all of the Company’s revenue is from the same customer for the years ended December 31, 2020 and 2019.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost, less accumulated depreciation and amortization for leasehold improvements. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company generally uses the following estimated useful lives for each asset category:

Asset Category	Life (years)
Machinery	5
Computer equipment and software	3
Furniture and fixtures	5
Capital leases	3
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets

Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements that increase functionality of the asset are capitalized and depreciated ratably over the identified useful life. Upon disposition or retirement of property and equipment, the related cost and accumulated depreciation and amortization are removed, and any gain or loss is reflected in operations. The Company recorded a disposition loss on fixed assets of $0.1 million for the year ended December 31, 2020 and an immaterial loss for the year ended December 31, 2019.

Inventory

Inventory, consisting of raw materials, work in progress and finished goods is stated at the lower of cost or net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on a first-in, first-out basis. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The cost basis of the Company’s inventory is reduced for any products that are considered to be held in excess of demand or obsolete based upon assumptions about future demand and market conditions.

The Company also reviews the status of the inventory periodically to determine whether a lower of cost or net realizable value analysis needs to be performed based on market pricing. The Company’s inventory is associated with battery pack system projects with its customer and consists of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$661	$205
Work in progress	70	51
Finished goods	312	428
Total inventory	$1,043	$684

The Company did not adjust the cost basis of its inventory as of December 31, 2020 and 2019.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for potential impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent the carrying amount of the underlying asset exceeds its fair value. No impairment loss was recognized for the years ended December 31, 2020 and 2019.

Foreign Currency

The US dollar is the functional currency of the Company’s consolidated subsidiaries operating outside of the US. Monetary assets and liabilities of these subsidiaries are remeasured into US dollars from the local currency at rates in effect at period-end and nonmonetary assets and liabilities are remeasured at historical rates. Expenses incurred in currencies other than the US dollar (the functional currency) are remeasured at average exchange rates in effect during each period. Foreign currency gains and losses from remeasurement are included within other income (expense) — net in the Company’s consolidated statements of operations, and the Company recorded a foreign currency loss of $2.5 million for the year ended December 31, 2020 mainly due to the currency fluctuations of Euro, Japanese yen, and South Korean won, and an immaterial loss for the year ended December 31, 2019.

Revenue from Contracts with Customers

On January 1, 2019 the Company adopted ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”) using the modified retrospective method which did not result in an adjustment upon adoption.

The Company follows a five-step process in which the Company identifies the contract, identifies the related performance obligations, determines the transaction price, allocates the contract transaction price to the identified performance obligations, and recognizes revenue when (or as) the performance obligations are transferred to the customer.

The Company’s revenue consists of the sales of battery pack systems, supplies and related services for vehicles. The Company identifies the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. Control transfers to the customer when the product is delivered to the customer as the customer can then direct the use and obtain substantially all of the remaining benefits from the asset at that point in time. Shipping and handling provided by Company is considered a fulfillment activity.

While customers generally have the right to return defective or non-conforming products, past experience has demonstrated that product returns have been immaterial. Customer remedies may include either a cash refund or an exchange of the returned product. As a result, the right of return and related refund liability for non-conforming or defective goods is estimated and recorded as a reduction in revenue, if necessary. Payment for the products sold are made upon invoice or in accordance with payment terms customary to the business. The Company’s contracts do not contain significant financing components.

Customer contracts generally do not include more than one performance obligation. If a contract were to contain more than one performance obligation, the Company shall allocate the contract’s transaction price to each performance obligation based on its relative standalone selling price. The standalone selling price for each distinct good is generally determined by directly observable data.

The Company does not have any remaining performance obligations or contract assets and liabilities as of December 31, 2020 and 2019.

Cost of Revenue

Cost of revenue includes direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistic costs, and reserves for estimated warranty expenses related to its battery packs. Cost of revenue also includes adjustments to warranty expense and charges to write down the carrying value of inventory when it exceeds its estimated net realizable value or to provide for obsolete and on-hand inventory in excess of forecasted demand.

Warranties

The Company provides a manufacturer’s warranty on all battery packs it sells and accrues a warranty reserve for such battery packs, as applicable. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. Current estimates of the warranty reserve are immaterial, but changes to the Company’s historical or projected warranty experience may cause material changes to the warranty reserve in the future. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities and other, while the remaining balance is included within other long-term liabilities in the consolidated balance sheets. The Company recorded warranty expense of zero and $0.1 million as a component of cost of revenue in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, which requires an asset and liability approach. The Company utilizes the liability method under which deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid, or refunds received, as provided for under currently enacted tax law.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company’s policy is to recognize interest related to unrecognized tax benefits in other income (expense) — net and to recognize penalties in general and administrative expenses in the consolidated statements of operations. Accrued interest and penalties are included within income tax liabilities in the consolidated balance sheets.

Share-Based Compensation

Share-based compensation expense related to share-based awards granted to employees is measured and recognized in the Company’s consolidated financial statements based on fair value. Share-based compensation expense, net of estimated forfeitures, is recognized on a straight-line basis over the requisite service period for each employee share option expected to vest. The fair value of each share option granted to employees and nonemployees is estimated on the grant date using the Black-Scholes option-pricing model. For nonemployee share options, the fair value is remeasured as the share options vest, and the resulting change in fair value, if any, is recognized in the consolidated statements of operations during the period the related services are rendered.

Comprehensive Income (Loss)

Comprehensive loss is composed of two components: net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains, and losses that under GAAP are recorded as an element of shareholders’ equity (deficit) but are excluded from net loss. For the years ended December 31, 2020 and 2019, as there are no activities that impacted comprehensive income (loss), there are no differences between comprehensive loss and net loss reported in the Company’s consolidated statements of operations.

Research and Development

Research and development expenses consist primarily of personnel-related expenses, contractor fees, engineering design and testing expenses, and allocated facilities cost. Substantially all of the Company’s research and development expenses are related to developing new products and services and improving existing products and services. Research and development expenses have been expensed as incurred and included in the consolidated statements of operations.

Selling, General, and Administrative

Selling, general and administrative expense consist of personnel and facilities costs related to marketing, sales, finance, human resources, information technology, and legal departments.

Advertising

Advertising is expensed as incurred and is included in sales and marketing expenses in the consolidated statements of operations. These costs were immaterial for the years ended December 31, 2020 and 2019, respectively.

Leases

An arrangement is or contains a lease if there are specified assets and the right to control the use of a specified asset is conveyed for a period in exchange for consideration. Upon lease inception, the Company classifies leases as either operating or capital leases. Leases are classified as capital leases when the terms of the lease transfers substantially all of the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Operating leases are not recognized on the consolidated balance sheets. For capital leases, the Company recognizes capital lease assets and corresponding lease liabilities within the consolidated balance sheets at lease commencement at the present value of the rental payments. The Company recognizes rent expense on a straight-line basis in the statements of operations for operating leases. For capital leases, the Company recognizes interest expense associated with the capital lease liability and depreciation expense associated with the capital lease asset. For capital lease assets and leasehold improvements, the estimated useful lives are limited to the shorter of the useful life of the asset or the term of the lease.

The Company enters into operating and capital leases associated with its office space, manufacturing and retail facilities, and equipment. On certain of its operating lease agreements, the Company may receive rent holidays and other incentives, which are recognized over the lease term through rent expense. The difference between rent expense and the cash paid under the lease agreement is recorded as deferred rent. Lease incentives, including tenant improvement allowances, are also recorded as deferred rent and amortized on a straight-line basis over the lease term. The Company recorded deferred rent under other short-term and long-term liabilities in the consolidated balance sheets as of December 31, 2020 and 2019.

If the term of the lease does not exceed 12 months, the Company elects to record the rental expense in the period it is incurred, and no deferred rent will be recorded.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Net Loss Per Share

Basic and diluted net loss per share attributable to common shareholders is computed in conformity with the two-class method required for participating securities. The Company considers all series of its convertible preferred shares to be participating securities as the holders of such shares have the right to receive nonforfeitable dividends on a pari passu basis in the event that a dividend is paid on common shares. Under the two-class method, the net loss attributable to common shareholders is not allocated to the convertible preferred shares as the preferred shareholders do not have a contractual obligation to share in the Company’s losses.

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted-average number of shares of common shares outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive common share equivalents to the extent they are dilutive. For purposes of this calculation, convertible preferred shares, share options, convertible and convertible preferred share warrants are considered to be common share equivalents but have been excluded from the calculation of diluted net loss per share attributable to common shareholders as their effect is anti-dilutive for all periods presented.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to update the methodology used to measure current expected credit losses (“CECL”). This ASU applies to financial assets measured at amortized cost, including loans, net investments in leases, and trade accounts receivable as well as certain off-balance sheet credit exposures, such as loan commitments and guarantees. The Company adopted this ASU starting on January 1, 2020 using the modified retrospective transition method through a cumulative-effect adjustment to retained earnings in the period of adoption. The adoption of this ASU did not have impact to the consolidated financial statements and related disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees, with certain exceptions. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted if financial statements have not yet been issued (for public business entities) or have not yet been made available for issuance (for all other entities). The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.

In August 2018, FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU No. 2018-13 modifies the disclosure requirements for fair value measurements. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, and early adoption is permitted. ASU No. 2018-13 requires that certain of the amendments be applied prospectively, while other amendments should be applied retrospectively to all periods presented. ASU No. 2018-13 is effective for the Company in its fiscal year 2021. The Company adopted this ASU starting on January 1, 2020. The adoption of this ASU did not have a material impact to the consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance outlines a comprehensive model for entities to use in accounting for leases and supersedes most current lease accounting guidance, including industry-specific guidance. The core principle of the new lease accounting model is that lessees are required, among other things, to recognize lease assets and lease liabilities in the consolidated balance sheets for those leases classified as operating leases under previous authoritative guidance. The guidance also introduces new disclosure requirements for leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Leases (Topic 842), Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements. ASU No. 2018-11 provides a new transition method in which an entity can initially apply the new lease standards at the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. These standards will be effective for the Company for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company will apply the new transition method prescribed by ASU No. 2018-11 at the adoption date. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions for recognizing deferred taxes for investments, performing intra period allocation, and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The guidance is effective for the Company beginning in the first quarter of fiscal year 2022, with early adoption permitted. The Company expects the new guidance will have an immaterial impact on its consolidated financial statements and intends to adopt the guidance when it becomes effective in the first quarter of fiscal year 2022.

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments, and amends existing earnings-per-share, or EPS, guidance by requiring that an entity use the if-converted method when calculating diluted EPS for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years, with early adoption permitted for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We plan to early adopt ASU 2020-06 effective January 1, 2021 and are currently evaluating the effect ASU 2020-06 will have on our consolidated financial statements and related disclosures.

NOTE 3 — BALANCE SHEETS COMPONENTS

Prepaid Expenses

Prepaid expenses as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Engineering, design, and testing	$14,871	$8,016
Software subscriptions	4,531	1,875
Prepayments for Arizona manufacturing equipment	80	13,895
Vehicle engineering	20	4,855
Other	2,338	969
Total prepaid expenses	$21,840	$29,610

Other Current Assets

Other current assets as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Tenant allowance receivable	$12,905	$20,463
Other current assets	313	115
Total other current assets	$13,218	$20,578

Other Accrued and Long-term Liabilities

Other accrued liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Construction of Arizona plant	$43,115	$27,906
Engineering, design, and testing	42,518	11,179
Tooling	15,243	138
Professional services	9,083	1,155
Series B convertible preferred shares repurchase liability	3,000	—
Other liabilities	33,124	5,701
Total other accrued liabilities	$146,083	$46,079

Other long-term liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Deferred rent	$28,881	$26,175
Customer deposits	8,028	1,374
Capital leases	1,996	244
Total other long-term liabilities	$38,905	$27,793

Property, Plant, and Equipment, net

Property, plant, and equipment as of December 31, 2020 and 2019 were as follows (in thousands):

	December 31,
	2020	2019
Land and land improvements	$1,050	$—
Machinery	28,830	13,127
Computer equipment and software	15,716	11,921
Leasehold improvements	47,187	10,441
Furniture and fixtures	4,503	1,520
Capital leases	3,908	619
Construction in progress	636,851	119,739
Total property, plant, and equipment	738,039	157,367
Less accumulated depreciation and amortization	(24,771)	(14,554)
Property, plant, and equipment – net	$713,274	$142,813

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities including tooling, which is with outside vendors. Costs classified as construction in progress include all costs of obtaining the asset and bringing it to the location in the condition necessary for its intended use. No depreciation is provided for construction in progress until such time as the assets are completed and are ready for use. Construction in progress consisted of the following (in thousands):

	December 31,
	2020	2019
Tooling	$203,241	$27,025
Construction of Arizona plant	171,532	59,842
Leasehold improvements	50,790	22,667
Machinery and equipment	211,288	10,205
Total construction in progress	$636,851	$119,739

Depreciation and amortization expense for the years ended December 31, 2020 and 2019, was approximately $10.2 million and $3.8 million, respectively, including capital lease depreciation expense of approximately $0.5 million and $0.2 million, respectively.

NOTE 4 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The accounting standard for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. Fair value is defined as the price that would be received for an asset or the “exit price” that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between independent market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting standard established a fair value hierarchy, which requires an entity to maximize the use of observable inputs, where available. This hierarchy prioritizes the inputs into three broad levels as follows:

●	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
●	Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 — Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. The sensitivity of the fair value measurement to changes in unobservable inputs might result in a significantly higher or lower measurement.

Level 1 investments consist solely of short-term and long-term restricted cash valued at amortized cost that approximates fair value. Level 2 investments consist solely of certificate of deposits. Level 3 liabilities consist of convertible preferred share warrant liability and contingent forward contract liability, in which the fair value was measured upon issuance and is remeasured at each reporting date. The valuation methodology and underlying assumptions are discussed further in Note 6 “Contingent Forward Contracts” and Note 7 “Convertible Preferred Share Warrant Liability”.

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment –
Certificates of deposit	$—	$505	$—	$505
Restricted cash – short term	11,278	—	—	11,278
Restricted cash – long term	14,728	—	—	14,728
Total assets	$26,006	$505	$—	$26,511
Liabilities:
Convertible preferred share warrant liability	$—	$—	$2,960	$2,960
Total liabilities	$—	$—	$2,960	$2,960

The following table sets forth the Company’s financial assets and liabilities subject to fair value measurements on a recurring basis by level within the fair value hierarchy as of December 31, 2019 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Short-term investment −
Certificate of deposit	$—	$505	$—	$505
Restricted cash – short term	19,767	—	—	19,767
Restricted cash – long term	8,200	—	—	8,200
Total assets	$27,967	$505	$—	$28,472
Liabilities:
Convertible preferred share warrant liability	$—	$—	$1,755	$1,755
Contingent forward contracts liability	—	—	30,844	30,844
Total liabilities	$—	$—	$32,599	$32,599

A reconciliation of the contingent forward contract liability measured and recorded at fair value on a recurring basis is as follows (in thousands):

Fair value-December 31, 2018	$15,791
Change in fair value	15,053
Fair value-December 31, 2019	30,844
Change in fair value of Series D contingent forward contract	8,720
Settlement of Series D contingent forward contract	(39,563)
Issuance of Series E contingent forward contract	793
Change in fair value of Series E contingent forward contract	109,662
Settlement of Series E contingent forward contract	(110,456)
Fair value-December 31, 2020	$—

A reconciliation of the convertible preferred share warrant liabilities measured and recorded at fair value on a recurring basis is as follows (in thousands):

Fair value-December 31, 2018	$1,349
Change in fair value	406
Fair value-December 31, 2019	1,755
Change in fair value	1,205
Fair value-December 31, 2020	$2,960

NOTE 5 — CONVERTIBLE NOTES

In September 2018, the Company entered into a securities purchase agreement (the “Security Purchase Agreement”) of $1.3 billion with the Public Investment Fund (“PIF”) of Saudi Arabia. Among the $1.3 billion investment, $300.0 million of the Security Purchase Agreement was funded by Convertible Notes, and the remaining $1.0 billion will be funded by Series D convertible preferred shares (“Series D”). The initial investment from the investor was in the form of convertible notes (the “Convertible Notes”), representing a total investment amount of $300.0 million, as follows: (i) initial Convertible Notes issued in September 2018 of $119.0 million ($120.0 million net of $1.0 million payment to third parties on behalf of PIF) and (i) follow-on installment Convertible Notes of $30.0 million per month from October 2018 to March 2019. Interest rates for the Convertible Notes is 8% per annum. Convertible Notes outstanding at December 31, 2018 was $209.0 million. The additional follow-on installments came in as scheduled through March 2019 for a total of additional $90.0 million of Convertible Notes. Upon approval by the Committee on Foreign Investment in the United States (CFIUS) of the Series D convertible preferred share financing in March 2019, in April 2019, the Company received the first tranche of Series D convertible preferred shares of $200.0 million, and all the principal and accrued interest of the Convertible Notes converted into Series D convertible preferred shares. Refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit” for Series D convertible preferred share issuance details.

Along with the Convertible Notes issuance, the Company granted PIF contingent forward contracts to participate in the future Series D convertible preferred share financing. The contingent forward contracts were determined to be accounted for similar to a derivative and the initial fair value was recorded as a debt discount and contingent forward contracts liability on the Convertible Notes issuance date. The initial contingent forward contract liability fair value of $18.6 million was determined utilizing the market approach, including both the back-solve method and the guideline public company method, and was subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. Refer to Note 6 “Contingent Forward Contracts” for detail.

Per the Security Purchase Agreement, the Company was required to pay an advisory fee to the advisor who helped the Company secure the transaction with the investor no later than September 2019. The Company incurred approximately $13.7 million in transaction costs in connection with the issuance of the Convertible Notes. In accordance with accounting for debt with conversions and other options, transaction costs were allocated pro rata based on the liability and equity components of $300.0 million and $1.0 billion, respectively. As such, $3.2 million of the transaction cost was allocated to debt issuance costs for the Convertible Notes, and $0.3 million of the transaction cost was allocated to share issuance costs for Series D convertible preferred shares in 2019.

The Company amortized the total debt issuance cost of the Convertible Notes in the amount of $21.8 million, consisting of the $18.6 debt discount and the $3.2 million allocated transaction cost over the Convertible Notes term of 18 months starting in September 2018 under the effective interest method. The effective interest rate of the Convertible Notes is 2.47% per annum. The amortization of the debt issuance costs was $3.4 million for the year ended December 31, 2019. The following table sets forth interest expense information related to the Convertible Notes for the year ended December 31, 2019 (in thousands):

Year Ended
December 31,
2019
Amortization of issuance costs allocated to Convertible Notes	$494
Amortization of debt discount from contingent forward contracts (Note 6)	2,900
Total interest expense	$3,394

After CFIUS granted approval of the investment in March 2019, the Company converted all outstanding Convertible Notes into Series D convertible preferred shares in April 2019. The conversion consists of the $263.2 million Convertible Notes net of debt issuance costs and accrued interest of $8.8 million. See below for the conversion details:

Convertible Notes issued in 2018	$210,000
Debt discount and debt issuance cost incurred	(22,763)
Amortization of debt discount and issuance cost	1,623
Convertible Notes balance as of December 31, 2018	188,860
Convertible Notes issued in 2019	90,000
Debt discount and debt issuance cost incurred	(19,051)
Amortization of debt discount and issuance cost	3,394
Convertible Notes balance as of April 2, 2019	263,202
Accrued interest of Convertible Notes	8,782
Convertible Notes converted to Series D convertible preferred shares	$271,984

The Security Purchase Agreement also required the repurchase, redemption, and cancellation of certain amounts of Series C convertible preferred shares. For the detail of the repurchase of Series C convertible preferred shares, refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit.”

NOTE 6 — CONTINGENT FORWARD CONTRACTS

As discussed in Note 5 “Convertible Notes,” in September 2018, the Company entered into a Securities Purchase Agreement with PIF. Along with the execution of the Securities Purchase Agreement, the Company granted PIF the right to purchase the Company’s Series D convertible preferred shares in future periods. The Company determined PIF’s right to participate in future Series D convertible preferred shares financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $18.6 million as a debt discount to the Convertible Notes issued in September 2018. For the detail of the Convertible Notes and interest expense reconciliation, refer to Note 5 “Convertible Notes.”

In March 2020, the Company received $200.0 million in exchange for 82,496,092 shares of Series D convertible preferred shares as partial settlement of the Series D contingent forward contract liability and revalued the contingent forward contract liability to the then fair value of $36.4 million and reclassified $18.2 million of the contingent forward contracts liability into Series D convertible preferred shares. In June 2020, upon satisfaction of the second set of milestones (refer to Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”), the Company received the remaining $200.0 million in exchange for 82,496,092 shares of Series D as final settlement of the Series D contingent forward contract liability and revalued the contingent forward contracts liability to the then fair value of $21.4 million and reclassified the liability into Series D convertible preferred shares. The Series D contingent forward contract liability incurred a total fair value loss of $8.7 million during the year ended December 31, 2020.

As discussed in Note 8 “Convertible Preferred Shares and Shareholders’ Deficit”, in September 2020, along with the execution of the Securities Purchase Agreement, the Company granted Ayar Third Investment Company (“Ayar”) the right to purchase the Company’s additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million into contingent forward contract liabilities.

In December 2020, Ayar waived the Company’s remaining outstanding obligations, and the Company received $400.0 million as the final issuance of Series E convertible preferred shares. Upon the final settlement, the Company revalued the Series E contingent forward contracts to the then fair value of $110.5 million and reclassified the contingent forward contract liability into Series E convertible preferred shares. The Company recorded a loss of $109.7 million related to fair value remeasurements of the Series E contingent forward contracts during the year ended December 31, 2020.

The Company’s inputs used in determining the fair value of Series D contingent forward contract liability on the issuance date were as follows:

Effective date	9/20/2018
Coupon payment dates	Semi-Annual
Maturity date	03/20/2020
Initial term	1.5 Years
Interest rate (coupon rate)	8.00%
Yield (market rate)	8.00%
Effective interest rate	2.47%

The Company’s inputs used in determining the fair value of Series D convertible preferred share contingent forward contract liability on the settlement date, were as follows:

Settlement date	3/31/2020	6/30/2020
Expected term	—	—
Contingent Series D convertible preferred shares fair value (per share)	$2.64	$2.69
Present value factor	1.0000	1.0000
Estimated probability of satisfying milestones	100%	100%

The Company’s inputs used in determining the fair value of Series E convertible preferred share contingent forward contract liability on the issuance date and settlement date, were as follows:

Effective date	9/22/2020	12/31/2020
Expected term	0.25 Years	—
Contingent Series E convertible preferred shares fair value (per share)	$2.99	$3.82
Present value factor	0.9999	1.0000
Estimated probability of satisfying milestones	95%	100%

Fair value of the Series D and Series E contingent forward contracts on the issuance date are valued by a third-party valuation firm using Probability-Weighted Expected Return Method (“PWERM”) framework, and the Option Pricing Method (“OPM”) to allocate the equity value in the scenarios where the Series D and Series E convertible preferred share additional tranche issuance milestones are satisfied.

NOTE 7 — CONVERTIBLE PREFERRED SHARE WARRANT LIABILITY

In March and September 2017, in connection with the Long-Term Debt to Trinity, the Company issued two convertible preferred share warrants (the “Warrants”) to purchase a total of 1,546,799 shares of Series D convertible preferred shares, with an exercise price of $1.94 per share. The Warrants are exercisable for 10 years from the date of issuance and expire in 2027 or earlier upon the consummation of an initial public offering (“IPO”). The Company determined that these Warrants met the requirements for liability classification under ASC 480, Distinguishing Liabilities from Equity, due to the Warrants holders having a put-right and the Company having an obligation to settle the Warrants by transferring cash.

The fair value of the Warrants was approximately $0.4 million and $0.2 million at the time of issuance in March and September 2017, respectively, calculated using a Monte-Carlo simulation method under the income approach. The Warrants were recorded at fair value at issuance and are subsequently remeasured to fair value each reporting period with the changes recorded in the consolidated statements of operations. As of December 31, 2020, and 2019, 1,546,799 shares of the Warrants were outstanding with a fair value of $3.85 and $1.13 per share, and aggregate fair value of $3.0 million and $1.8 million, respectively. The Company recorded $1.2 million and $0.4 million as loss related to fair value remeasurements of the warrants in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively.

The Company’s assumptions used in determining the fair value of convertible preferred share warrants at December 31, 2020, and 2019 are as follows:

	As of December 31,
	2020	2019
Volatility	50.0%	55.0%
Expected term (in years)	0.5 – 1.5	2.3
Risk-free rate	0.09 – 0.12%	1.59%
Expected dividend rate	0.0%	0.0%

NOTE 8 — CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

Convertible Preferred Shares

Convertible preferred shares are carried at its issuance price, net of issuance costs.

In 2014 through 2020, the Company issued Series A, Series B, Series C, and Series D and Series E convertible preferred shares (“Series A,” “Series B,” “Series C,” “Series D,” “Series E,” respectively) (collectively, the “Convertible Preferred Shares”).

In September 2018, concurrent with the execution of the Security Purchase Agreement with PIF, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Blitz Technology Hong Kong Co. Limited and LeSoar Holdings, Limited (the “Sellers”) to repurchase Series C convertible preferred shares as follows:

First Company Repurchase

Concurrent with the execution of the Security Purchase Agreement with PIF, $10.0 million of the proceeds from the issuance of the Convertible Notes were utilized to repurchase from the Sellers 1,888,572 shares of Series C at $5.30 per share. As the carrying amount of each share of Series C was $2.42 with an aggregate carrying amount of Series C repurchased at $4.6 million, the Company recognized $5.4 million as a reduction of additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2018, related to the excess fair value paid over carrying amount.

Second Company Repurchase

The Company agreed to repurchase 12,275,714 shares of Series C from the Sellers at a price equal to $5.30 per share, aggregating to $65.0 million on a date that is no later than 6 months from April 2019 (subject to contingencies defined within the Security Purchase Agreement with PIF) of the Series D Preferred Financing. The Repurchase Agreement substantially modified the terms of the Series C shares subject to repurchase and constitutes an extinguishment.

The Company used the put option pricing model to compute the fair value of the contingent ‘Second Company Repurchase’ feature (“contingent repurchase feature”) and applied a 95% probability of successfully achieving the contingencies. Fair value of the contingent repurchase feature was $3.79 per share.

The key inputs used in determining the fair value of the contingent repurchase feature as of the extinguishment date in September 2018, are as follows:

Effective date	9/30/2018
Current price	$1.24
Exercise price	$5.30
Initial term	0.5 Years
Volatility	55.00%
Risk free rate	2.36%
Dividend yield	0.00%

The fair value of the Series C preferred shares prior to extinguishment was $1.24 per share and was computed based on the Probability-Weighted Expected Return Method (PWERM) framework, using the Option Pricing Method (OPM) to allocate the equity value in the scenarios where CFIUS approval is received. The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date in September 2018, is as follows:

Price per share	$2.06 – 2.42
Term	1.7 – 2.4 Years
Volatility	55.00%
Risk free rate	2.71% – 2.81%

The fair value of the Series C preferred shares after the extinguishment was determined as $5.03 per share and was computed as the sum of the fair value of Series C of $1.24 per share as of the extinguishment date and the fair value of the contingent repurchase feature of $3.79 per share.

As the carrying amount of each share of Series C was $2.42 in September 2018 with an aggregate carrying amount of Series C shares extinguished at $32.0 million, the Company recognized $9.4 million as a reduction of additional paid-in capital and the remaining $22.6 million as an increase to accumulated deficit under shareholders’ equity in the consolidated balance sheet as of December 31, 2018 as the Company did not have sufficient additional paid-in capital as of the extinguishment date to offset the excess of the fair value over the carrying amount.

In June 2019, the Company and the Sellers amended and restated the September 2018 Repurchase Agreement related to the Second Company Repurchase. Pursuant to the terms, the Company repurchased 9,442,858 shares of Series C at $5.30 per share and the remaining 2,832,856 shares subject to the Second Company Repurchase were extinguished and the Company was released of any and all obligation to purchase any shares in excess of the 9,442,858 subject to redemption.

As the carrying amount of each share of Series C was $5.03 in June 2019 and the total carrying amount of Series C repurchased was $47.5 million, the Company recognized $2.5 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the excess of fair value paid over carrying amount. The carrying amount of 2,832,856 shares extinguished in June 2019 was $14.3 million and the fair value was $1.36 per share, the Company recognized $10.4 million as an increase to additional paid in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2019, related to the difference between fair value after extinguishment and carrying amount.

The fair value of the Series C preferred shares after extinguishment in June 2019 was $1.36 per share and was computed based on the PWERM framework, using the OPM to allocate the equity value in the scenarios where CFIUS approval is received and the Current Value Method or CVM to allocate the equity value in the scenario where CFIUS approval is not received.

The range of inputs for the various scenarios used in determining the fair value of the Series C convertible preferred shares using OPM as of the extinguishment date, in June 2019, was as follows:

Price per share	$2.42
Term	1.7 – 2.3 Years
Volatility	55.00%
Risk free rate	1.59% – 2.71%

Third Company Repurchase (Series C — August 2020)

In August 2020, the Company entered into a Share Repurchase Agreement with the Sellers. Pursuant to the Share Repurchase Agreement, the Company agreed to repurchase 9,656,589 shares of Series C convertible preferred shares owned by the Sellers in August 2020 at a price of $1.02 per share for total of $9.9 million. The carrying value of the repurchased Series C convertible preferred shares is $20.4 million. As such, the Company recognized $10.5 million in additional paid-in capital under shareholder’s equity in the consolidated balance sheet as of December 31, 2020 related to the difference in fair value and carrying value of the Series C shares repurchased.

Fourth Company Repurchase (Series C — December 2020)

In December 2020, the Company entered into a Share Repurchase Agreement with Blitz Technology Hong Kong Co. Limited (“Blitz”).

The Company agreed to repurchase 1,850,800 Series C convertible preferred shares from Blitz at a price of $1.21 per share, aggregating to $2.2 million. As the carrying amount of each share of Series C was $2.42 aggregating to $4.5 million in September 2020, the Company recognized $2.2 million as additional paid-in capital under shareholders’ equity in the consolidated balance sheet as of December 31, 2020, related to the difference in fair value and carrying value of the Series C shares repurchased.

Fifth Company Repurchase (Series B — December 2020)

On December 22, 2020, the Company entered into an agreement with JAFCO Asia Technology Fund V (“JAFCO”) whereby the Company agreed to repurchase 3,525,332 Series B convertible preferred shares having a carrying value of $4.0 million, from JAFCO for a total consideration of $3.0 million. The agreement resulted in an extinguishment of the Series B convertible preferred shares and the Company recognized $1.0 million in additional paid-in capital being the difference in fair value of the consideration payable and the carrying value of the Series B convertible preferred shares.

As of the date of extinguishment and as of December 31, 2020 the Series B convertible preferred shares subject to repurchase are mandatorily redeemable within 45 days of the agreement and accordingly have been reclassified to other accrued liabilities on the consolidated balance sheets.

Series D Preferred Share Issuance

In 2018, the Security Purchase Agreement with PIF granted PIF rights to purchase the Company’s Series D convertible shares at various tranches. The first tranche of $200.0 million is issuable upon the approval of the PIF’s equity investment into the Company by CFIUS (refer to Note 5 — Convertible Notes). The second and third tranches of $400.0 million each are issuable upon the Company’s satisfaction of certain milestones related to further development and enhancement in marketing, product, and administrative activities.

In April 2019, upon CFIUS’s approval of PIF’s equity investment into the Company, the Company received the first $200.0 million proceeds from PIF. In October 2019, the Company received additional $400.0 million upon achieving the first set of milestones. Together with the conversion of $272.0 million Convertible Notes and accrued interest, the Company issued 374,777,281 shares of Series D at a price of $2.33 per share, for net proceeds of approximately $872.0 million during the year ended December 31, 2019. The Company recorded $10.2 million of share issuance costs for Series D as noncurrent assets in the consolidated balance sheet as of December 31, 2018 and subsequently reclassified this amount to contra convertible preferred shares when Series D was funded in 2019. An additional $0.3 million of Series D share issuance cost was incurred in 2019 and was recorded as an issuance cost in additional paid in capital to offset the proceeds from Series D.

In March 2020, the Company received $200.0 million of the remaining $400.0 million in proceeds from PIF and issued 82,496,092 shares of Series D in exchange. In June 2020 the Company successfully satisfied certain of the second set of milestones related to further development and enhancement in marketing, product, and administrative activities, and received a waiver from PIF for the remaining milestones. The Company received the remaining $200 million proceeds in exchange for 82,496,092 shares of Series D.

See activities related to the PIF Convertible Notes and Series D convertible preferred share funding as below (in thousands):

Conversion of Convertible Notes (Note 5)	$271,985
Series D received in April 2019	200,000
Series D received in October 2019	400,000
Series D received in March 2020	200,000
Series received in June 2020	200,000
Contingent forward contract liability reclassified to Series D	39,563
Total proceeds of Series D	$1,311,548

Series E Convertible Preferred Share Issuance

On September 21, 2020 the Company entered into an arrangement with Ayar to issue and sell Series E convertible preferred shares pursuant to a securities purchase agreement (the “SPAE”). Along with the execution of the SPAE, the Company granted Ayar the right to purchase additional Series E convertible preferred shares upon the Company’s satisfaction of certain milestones in November 2020. The Company determined Ayar’s right to participate in future Series E convertible preferred share financing to be freestanding, similar to a derivative in the form of contingent forward contracts and recorded the initial valuation of $0.8 million as a contingent forward contract liability. The contingent forward contract terms were included within the SPAE, which dictated a price of $2.99 per share of Series E convertible preferred. The Company needed to satisfy two sets of milestone conditions relating to further development and enhancement in marketing, product, and administrative activities for Ayar to provide funding under the SPAE.

Immediately upon closing of the SPAE, the Company received the full first tranche of $500.0 million in funding in exchange for 167,273,525 Series E convertible preferred shares as the requirement for the first milestones were met prior to execution of the purchase agreement. Subsequently, the Company successfully satisfied certain of the second set of milestones and received a waiver from PIF for the remaining milestones; and on December 24, 2020, the investor provided $400.0 million of funding in exchange for 133,818,821 shares as the final issuance of Series E convertible preferred shares related to the second milestones. Upon final settlement, the Company re-valued the liability associated with the contingent forward contract to the then fair value of $110.5 million from a contingent liability of $0.8 million and derecognized the liability as the contract was settled in its entirety. The Company recognized the increase in fair value of $109.7 million in the consolidated statements of operations and reclassified the liability into convertible preferred shares on the Company’s consolidated balance sheets as of December 31, 2020.

As of December 31, 2020, and 2019, the Company had the following convertible preferred shares, par value of $0.0001 per share, authorized, and outstanding (in thousands, except share and per share amounts):

As of December 31, 2020
				Conversion
				Price Per
				Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	32,045,280	32,045,280	$11,925	$0.38	$0.38	$12,120
Series B*	24,677,332	24,677,332	23,740	1.13	1.13	28,000
Series C	82,414,075	59,575,253	137,475	2.42	2.42	144,432
Series D	618,720,748	539,769,493	1,311,548	2.33	3.64	1,963,912
Series E	301,092,346	301,092,346	1,009,388	2.99	4.48	1,349,449
Total	1,058,949,781	957,159,704	$2,494,076			$3,497,913
*

As of December 31, 2020, 3,525,332 Series B convertible preferred shares at aggregate fair value of $3.0 million were extinguished and reclassified to other accrued liabilities, with cash settlement occurring in January 2021.

As of December 31, 2019
				Conversion
				Price Per
				Share to	Liquidation
	Shares	Shares	Net Carrying	Common	Per Share	Liquidation
Convertible Preferred Shares	Authorized	Outstanding	Value	Shares	Amount	Amount
Series A	32,045,280	32,045,280	$11,925	$0.38	$0.38	$12,120
Series B	24,677,332	24,677,332	27,740	1.13	1.13	28,000
Series C	82,414,075	71,082,642	162,360	2.42	2.42	172,331
Series D	618,720,748	374,777,281	871,985	2.33	3.64	1,362,891
Total	757,857,435	502,582,535	$1,074,010			$1,575,342

The significant rights and preferences of the outstanding convertible preferred shares are as follows:

Dividends — Holders of Series A, Series B, and Series C are entitled to receive noncumulative dividends an annual rate of $0.03, $0.09, $0.19 per share, respectively. Holders of Series D and Series E are entitled to receive noncumulative dividends at the rate of 8% of the Series D and Series E Original Issue Price (as adjusted for any Share Split Change) per annum on each outstanding share of Series D and Series E. Such dividends shall be payable when and if declared by the Company’s board of directors (the “Board of Directors”). No other dividends shall be paid on any common or convertible preferred shares until such dividends on Series A, Series B, Series C, Series D and Series E have been paid or declared by the Board of Directors. As of December 31, 2020, and 2019, no dividends have been declared.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a Liquidation Event), before any distribution or payment shall be made to holders of common shares, each holder of convertible preferred shares then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to members, whether from capital, surplus, or earnings, in the sequence of Series E, Series D, Series C, Series B and Series A, an amount equal to one and one-half times (1.5x), one and one-half times (1.5x), one time (1x), one time (1x), one time (1x) of the Series D, Series C, Series B, and Series A original issue price per share (as adjusted for Share Split Changes), plus all declared and unpaid distributions thereon. If, upon the occurrence of such event, the assets and funds to be distributed among the holders of the convertible preferred shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the holders of the convertible preferred shares shall receive a pro rata distribution of assets, on a pari passu basis, according to the amounts which would be payable in respect of the Series E and Series D convertible preferred shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Upon completion of the full distribution required above, the remaining assets of the Company available for distribution to members shall be distributed pari passu among the holders of common shares pro rata based on the number of the common shares held by each member.

Voting Rights — The holders of Series A, Series B, Series C, Series D and Series E convertible preferred shares are entitled to the number of votes equal to the number of Common shares into which such convertible preferred shares are convertible, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with our bylaws. The holders of convertible preferred shares and the holders of common shares shall vote together and not as separate classes.

Conversion — Each Series A, Series B, Series C, Series D and Series E convertible preferred share is convertible, at the option of the holder, into one fully paid nonassessable common shares. The conversion formula is adjusted for such events as dilutive issuances, share splits, or business combinations. Each share of Series A, Series B, Series C, Series D and Series E convertible preferred shares shall automatically convert into one share of common shares at the applicable conversion price upon the earlier of (1) vote or written consent of the holders of at least 66.67% of the outstanding Series A, Series B, Series C, Series D or 50% for Series E convertible preferred shares, as applicable (each calculated on an as-converted basis), voting as a class, or (2) immediately before the closing of the Company’s sale of its common shares in a firm commitment underwritten public offering on a U.S. national securities exchange or other internationally recognized securities exchange, which reflects a pre-offering market capitalization in excess of $2.5 billion and which results in gross proceeds to the Company of at least $200.0 million (before payment of underwriters’ discounts, commissions and offering expenses) (such transaction, a “Qualified IPO”).

Antidilution Adjustment — Subject to certain exceptions, if the Company issues additional common shares without consideration or for a consideration per share, less than the conversion price with respect to such series of the convertible preferred shares in effect immediately before the issuance of such additional shares, the conversion price of such series of convertible preferred shares in effect immediately before each such issuance shall automatically be adjusted. The new conversion price for such series of convertible preferred shares shall be determined by multiplying the conversion price for such series of convertible preferred shares then in effect by a fraction, the numerator of which will be the number of common shares outstanding immediately before such issuance, plus the number of shares that the aggregate consideration received by the Company for such issuance would purchase at such conversion price then in effect, and the denominator of which will be the number of common shares outstanding immediately before such issuance, plus the number of such additional common shares to be issued.

Common Shares

No dividends other than those payable solely in common shares shall be paid on any common share, unless and until (i) the dividends are paid on each outstanding share of convertible preferred share and (ii) a dividend is paid with respect to all outstanding convertible preferred shares in an amount equal to or greater than the aggregate amount of dividends, which would be payable on each convertible preferred share, if immediately prior to such payment on common shares, it had been converted into common shares.

Common Shares Reserved for Issuance

The Company’s common shares reserved for future issuances as of December 31, 2020 and 2019, are as follows:

	As of December 31,
	2020	2019
Convertible preferred shares outstanding	957,159,704	502,582,535
Share options outstanding	70,675,318	69,305,845
Convertible preferred share warrant	1,546,799	1,546,799
Shares available for future grants	10,526,235	19,398,663
Total common shares reserved	1,039,908,056	529,833,842

NOTE 9 — SHARES-BASED AWARDS

Share Incentive Plans and Share Option Grants to Employees and Directors

In 2009, the Company adopted the 2009 Share Plan (the “2009 Plan”). In 2014, in connection with the Series C convertible preferred share financing, the Company adopted the 2014 Share Plan (the “2014 Plan”). Both the 2009 Plan and the 2014 Plan provide for the granting of incentive and non-statutory share options to directors, officers, employees, and consultants. Under the 2009 Plan and the 2014 Plan, the Company may grant options to purchase up to 13,220,000 and 84,301,798 common shares, respectively, at prices not less than the fair market value (FMV) at the date of grant, with limited exceptions. These options generally expire 10 years from the date of grant and are exercisable when the options vest. Incentive share options and non-statutory options generally vest over four years, the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years.

As of December 31, 2020, nil and 10,526,235 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant. As of December 31, 2019, nil and 19,398,663 shares were remaining under the 2009 Plan and the 2014 Plan, respectively, for future grant.

A summary of share option activity under the 2009 Plan and the 2014 Plan is as follows:

	Outstanding Options
				Weighted-
			Weighted	Average
			Average	Remaining	Intrinsic
	Shares Available for	Number of	Exercise	Contractual	Value (in
	Grant	Options	Price	Term	thousands)

Balance – January 1, 2019	50,917,795	38,909,781	$0.40	6.37	$12,341
Options granted	(34,221,332)	34,221,332	0.83
Options exercised	—	(1,123,068)	0.46
Options canceled	2,702,200	(2,702,200)	0.73
Balance – December 31, 2019	19,398,663	69,305,845	$0.60	6.27	$21,236
Options granted	(23,820,351)	23,820,351	1.16
Options exercised	—	(7,502,955)	0.43
Options canceled	14,947,923	(14,947,923)	0.44
Balance – December 31, 2020	10,526,235	70,675,318	0.84	7.79	$118,155
Options vested and exercisable December 31, 2020		69,038,732	$0.66	6.75	$75,944

Aggregate intrinsic value represents the difference between the exercise price of the options and the estimated fair value of common shares. The aggregate intrinsic value of options exercised was approximately $8.3 million and $0.4 million in 2020 and 2019, respectively.

The total fair value of share options granted during the years ended December 31, 2020 and 2019, was approximately $14.8 million and $13.9 million, respectively, which is being recognized over the respective vesting periods. The total fair value of share options vested during the years ended December 31, 2020 and 2019, was approximately $3.9 million and $6.9 million, respectively. The unamortized share-based compensation for the years ended December 31, 2020 and 2019, was approximately $14.9 million and $6.6 million, and weighted average remaining amortization period as of December 31, 2020 and 2019 was 3.0 years and 2.7 years, respectively.

The Black-Scholes Model used to value share options incorporates the following assumptions:

Volatility — The expected share price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common shares.

Risk-Free Interest Rate — The risk-free interest rates are based on U.S. Treasury yields in effect at the grant date for notes over the expected option term.

Expected Life — The expected term of options granted to employees represents the period that the share-based awards are expected to be outstanding. The Company utilizes historical data when establishing the expected term assumptions. For options granted with an extended exercise term, refer to the below section for details.

Dividend Yield — The expected dividend yield assumption of zero is based on our current expectations about our anticipated dividend policy over the expected option term, and an estimate of expected forfeiture rates. Over the course of the Company’s history, it has not declared or paid any dividends to shareholders.

The Company estimates the fair value of the options utilizing the Black-Scholes option pricing model, which is dependent upon several variables, such as the expected option term, expected volatility of the Company’s share price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of share options granted to employees and directors that are subject to ASC 718, Compensation — Stock Compensation, requirements. These amounts are estimates and, thus, may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

A summary of the assumptions the Company utilized to record compensation expense for share options granted during the years ended December 31, 2020 and 2019, is as follows:

	Year Ended December 31,
	2020	2019
Weighted average volatility	58.98%	42.77%
Expected term (in years)	5.9	5.5
Risk-free interest rate	0.75%	2.11%
Expected dividends	—	—

The Company recognizes compensation on a straight-line basis over the requisite vesting period for each award.

During the year ended December 31, 2019, the Company granted 17.7 million options to senior management with an extended post-termination exercise term. The extended option exercise period for those options is the earliest of option expiration date, the first anniversary of a qualified IPO, or closing of a change of control. The Company also used the Black-Scholes option-pricing model to value the options with extended exercise term resulting in grant date fair value of $2.7 million in 2019, which were also expensed over the requisite vesting period for each award. In accordance with ASC 718-10-20, the change of control and IPO events are considered performance conditions and are not deemed probable until they occur, therefore the Company determined the expected life of the awards was 10 years, or equal to the contractual life, for use in the Black Scholes model. No such options were granted in 2020.

Following are the assumptions used in the valuation of these options:

For the Year Ended
December 31, 2019
Volatility	47.5%
Expected terms (in years)	10
Risk-free interest rate	2.59%
Expected dividends	—

Total employee and nonemployee share-based compensation expense, including that related to the extended exercise terms for senior management and consultants for the years ended December 31, 2020 and 2019, is classified in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenue	$213	$443
Research and development	3,724	4,770
Selling, general and administrative	677	2,506
Total	$4,614	$7,719

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Leases and Other Contractual Obligations

The Company has various non-cancelable operating leases for its office space, laboratory, and manufacturing and retail facilities. These leases expire at various times through 2030. Certain lease agreements contain renewal options, rent abatement, and escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease term, commencing when the Company takes possession of the property. Certain of the Company’s office leases entitle the Company to receive a tenant allowance from the landlord. The Company records tenant allowance as a deferred rent credit, which the Company amortizes on a straight-line basis, as a reduction of rent expense, over the term of the underlying lease. In 2020 and in 2019, the Company invoked the right for additional tenant improvements of $4.7 million and $8.6 million, respectively, allowed in the original contracts or amended agreements for the corporate headquarters in Newark, California.

As of December 31, 2020, and 2019, the Company had $406.1 million and $162.0 million in commitments related to the Arizona manufacturing plant and equipment. This represents future expected payments on open purchase orders entered as of December 31, 2020, and 2019.

In September 2017, the Company entered into an over 10-year lease on an approximately 127,000 square-foot headquarters building, and the lease will expire on September 30, 2030 after the amendment being signed. The Company has committed to pay approximately $0.3 million per month for the building, with 3% annual increases.

In September 2018, the Company amended that lease to also include an approximately 300,000 square-foot additional building within the same campus location and extend the term to 12 years, and the lease will expire on September 30, 2030. Under the lease agreement, the Company has committed to pay approximately $0.6 million per month for the additional building, with 3% annual increases on the lease.

As of December 31, 2020, and 2019, the landlord provided a tenant improvement allowance for approximately $29.0 million and $24.3 million, respectively, for leasehold improvements in connection with the cost of construction of the initial alterations within the premises.

In December 2018, the Company entered into a four-year lease for approximately 500 acres of land in Arizona, on which the Company intends to construct an Arizona plant. Under the lease agreement, the Company is committed to pay $1.8 million per year during the lease term. This rent is paid in arrears. Pursuant to the terms of the lease agreement , the

Company has the exclusive option to purchase the Premises (land together with any structures or improvements presently situated thereon or to be constructed thereon) at any time prior to expiration of the lease term for the purchase price to be computed in accordance with the terms and conditions as set forth in the lease agreement.

In June 2019, the Company entered into a new lease agreement for a retail location in Beverly Hills, California. The lease commenced on September 1, 2019 and will expire on August 31, 2029. Under the lease agreement, the Company will pay base rent of $0.1 million per month. Base rent is subject to a 3% annual escalation clause during the lease term.

From January 2020 to September 2020, the Company entered into nine lease agreements for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms.

Future minimum payments as of December 31, 2020, are approximately as follows (in thousands):

Year Ending December 31:
2021	$25,490
2022	28,837
2023	27,633
2024	28,207
2025	27,474
Thereafter	116,155
Total	$253,796

Rent expense incurred under operating leases was approximately $19.6 million and $18.3 million, for the years ended December 31, 2020 and 2019, respectively.

During the year ended 2020, the Company entered into a non-cancellable purchase commitment with a large battery cell supplier to purchase battery cells over the next three years. Battery cell costs can fluctuate from time to time based on, among other things, supply and demand, costs of raw materials, and purchase volumes. The estimated purchase commitment as of December 31, 2020 is set as follows (in thousands):

Minimum
Purchase
Commitment
Year Ending December 31:
2021	$101,200
2022	202,400
2023	202,400
Total	$506,000

Capital Lease

During the years ended December 31, 2019 and 2020, the Company acquired equipment under capital lease agreements with an initial term of 36 months.

Future minimum payments for the capital lease as of December 31, 2020, are approximately as follows (in thousands):

Year Ending December 31:
2021	$1,729
2022	1,547
2023	1,174
2024	9
Total capital lease obligations	4,459
Less amounts representing interest	(1,202)
Capital lease obligations, net of interest	$3,257

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of the Company’s operations in the normal course of business. Management is not currently aware of any matters that could have a material adverse effect on the financial position, results of operations, or cash flows of the Company. However, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to customers, vendors, investors, directors, and officers with respect to certain matters, including, but not limited to, losses arising out of its breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third parties. These indemnification provisions may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is indeterminable. The Company has never paid a material claim, nor has it been sued in connection with these indemnification arrangements. The Company has indemnification obligations with respect to surety bond primarily used as security against facility leases and utilities infrastructure in the amount of $5.0 million as of December 31, 2020, for which no liabilities are recorded on the consolidated balance sheets. No such obligation was noted at December 31, 2019.

NOTE 11 — INCOME TAXES

Income taxes have been provided in accordance with ASC 740. The components of loss before income taxes for the years ended December 31, 2020 and 2019, are as follows (in thousands):

	2020	2019
Loss subject to domestic income taxes	$(719,636)	$(277,244)
Loss subject to foreign income taxes	68	(90)
	$(719,568)	$(277,334)

The Company recorded an income tax provision/(benefit) of $(0.19) million and $0.03 million in connection with its domestic state and foreign subsidiaries for the years ended December 31, 2020 and 2019, respectively, as follows (in thousands):

	2020	2019
Current
Federal	$—	$—
State	5	2
Foreign	(193)	23
Total current tax expense (benefit)	$(188)	$25
Deferred
Federal	$—	$—
State	—	—
Foreign	—	—
Total deferred tax expense (benefit)	$—	$—
Total income tax expense (benefit)	$(188)	$25

The amount of income tax expense (benefit) differs from the expected benefit due to the state income taxes, foreign income taxes, and the impact of the valuation allowance.

On December 22, 2017, the US government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the US tax code, including, but not limited to, (1) reducing the US federal corporate tax rate from 35% to 21%; (1) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (5) bonus depreciation that will allow for full expensing of qualified property; (6) establishes new rules with respect to the taxation of certain international transactions, including the income of foreign subsidiaries; and (7) limitations on the deductibility of certain executive compensation.

The Tax Act subjects a US shareholder to current tax on global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The FASB Staff Q&A Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity can make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. The Company has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred. The Company’s foreign income is in a net loss position and is immaterial to the provision for income taxes, thus no GILTI has been accrued for either 2019 or 2020.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred taxes as of December 31, 2020 and 2019, are as follows (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$265,799	$139,899
Tax credit carryforwards	40,454	18,076
Share-based compensation expense	2,554	4,191

Depreciation	499	210
Accrued compensation and vacation	2,498	699
Interest	489	409
Tenant improvement allowance	8,777	7,757
Accruals and reserves	39,502	3,577
Other	1	—
Total deferred tax assets	360,573	174,818
Valuation allowance	(360,573)	(174,818)
Net deferred tax assets	—	—
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, and 2019, the Company has no undistributed earnings from its foreign subsidiaries. Accordingly, no deferred tax liability has been established.

A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized in a particular tax jurisdiction. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence.

Based on the weight of the available evidence, which includes the Company’s historical operating losses, lack of taxable income, and the accumulated deficit, as of December 31, 2020 and 2019, the Company provided a full valuation allowance against its US and state deferred tax assets. The valuation allowance for deferred tax assets was $360.6 million and $174.8 million, as of December 31, 2020 and 2019, respectively. The valuation allowance on our net deferred taxes increased by $185.8 million and increased by $80.7 million during the years ended December 31, 2020 and 2019, respectively.

The Company had federal and state net operating loss carryforwards of approximately $960.7 million and $716.1 million, respectively, as of December 31, 2020, which will begin to expire at various dates beginning in 2028, if not utilized. The Company also had federal and state tax research and development tax credit carryforwards of approximately $44.8 million and $36.1 million, respectively. The federal research and development tax credit carryforwards will expire at various dates beginning in 2034, if not utilized. The state research and development tax credit carryforwards do not expire.

The reconciliation of taxes at the federal statutory rate to our provision for income taxes for the years ended December 31, 2020 and 2019 was as follows:

	Year Ended December 31,
	2020	2019
Statutory federal income tax rate	21.0%	21.0%
Share-based compensation	(0.2)	(0.2)
Mark-to-market adjustment	(3.4)	(1.1)
Nondeductible expenses	(0.1)	(0.8)
Tax credits	2.8	1.9
Change in valuation allowance	(20.1)	(20.8)
Provision for income taxes	—%	—%

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses and certain credits in the event of an “ownership change” of a corporation. Accordingly, a company’s ability to use net operating losses and certain credits may be limited as prescribed under Internal Revenue Code Section 382, which provide for limitations on net operating losses carryforwards and certain built in losses following ownership changes, and Section 383, which provides for special limitations on certain excess credits, etc. (collectively, “IRC Section 382”). Utilization of the carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the IRC Section 382 and similar state provisions, resulting in a reduction in the gross deferral tax assets before considering the valuation allowance.

The Company files US, state, and foreign income tax returns with varying statutes of limitations. The federal, state, and foreign returns statute of limitations remains open for tax years from 2008 and thereafter. There are currently no income tax audits underway by US, state, or foreign tax authorities.

Uncertain Tax Positions

As of December 31, 2020, and 2019, the total amount of unrecognized tax benefits was approximately $42.9 million and $20.6 million, respectively. The Company does not anticipate a significant change in the total amount of unrecognized tax benefits within the next 12 months.

The following table summarizes the activity related to unrecognized tax benefits for the years ended December 31, 2020 and 2019 (in thousands):

	December 31,
	2020	2019
Unrecognized benefit – beginning of period	$20,635	$11,647
Gross increases – prior-period tax positions	21	4
Gross decreases – prior-period tax positions	(2)	—
Gross increases – current-period tax positions	22,382	8,995
Gross decrease – current-period tax positions	—	(11)
Statute lapse	(142)	—
Unrecognized benefit – end of period	$42,894	$20,635

Related to the unrecognized tax benefits above, the Company recognized interest expense and penalty expense as part of income tax expenses in the consolidated statements of operations according to the following table (in thousands):

	Year Ended December 31,
	2020	2019
Interest expense	$(45)	$16
Penalty expense	(20)	1

As of December 31, 2020, the Company has recognized a liability for interest expense and penalties of $60 thousand and $9 thousand, respectively, which is included within income tax liabilities in the consolidated balance sheet.

NOTE 12 — NET LOSS PER SHARE

Basic and diluted net loss per share are calculated as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2019	2020
Basic and diluted net loss per share
Numerator:
Net loss	$(719,380)	$(277,357)
Deemed contribution related to repurchase of Series B convertible preferred shares	1,000	—
Deemed contribution related to repurchase of Series C convertible preferred shares	12,784	7,935
Net loss attributable to common shareholders	$(705,596)	$(269,422)
Denominator:
Weighted-average shares outstanding – basic	24,825,944	20,595,229
Effect of dilutive potential common shares from share options, share awards and employee share purchase plan	—	—
Weighted-average shares outstanding – diluted	24,825,944	20,595,229
Net loss per share:
Basic	$(28.42)	$(13.08)
Diluted	$(28.42)	$(13.08)

The following table sets forth the potential common shares as of the end of each period presented that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive:

	As of December 31,
	2020	2019
Convertible preferred shares outstanding	957,159,704	502,582,535
Share options outstanding	70,675,318	69,305,845
Convertible preferred share warrant	1,546,799	1,546,799
Total potential convertible securities to common shares	1,029,381,821	573,435,179

NOTE 13 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) savings plan (the “401(k) Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer-matching contribution. The Company made no matching contribution to the 401(k) Plan in 2020 and 2019.

NOTE 14 — SEGMENT REPORTING

The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

NOTE 15 — SUBSEQUENT EVENTS

In connection with the preparation of the financial statements for the year ended December 31, 2020, the Company has evaluated subsequent events, for both conditions existing and not existing at December 31, 2020, and concluded there were no subsequent events to recognize in the financial statements.

In January 2021, the Company’s board of directors approved the 2021 Share Incentive Plan (the “2021 Plan”). The 2021 Plan will replace the 2009 Plan and 2014 Plan, and 10,526,235 shares reserved for future issuance under 2009 Plan and 2014 Plan will be removed and added to share reserve under the 2021 Plan. If outstanding share awards issued under the 2009 Plan and 2014 Plan 1) expire or terminate for any reason prior to exercise or settlement, 2) are forfeited, canceled or otherwise returned to the Company because of the failure to meet vesting conditions, or 3) are reacquired, withheld to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a share award (collectively, the “Returning Shares”), will be added back to the 2021 Plan. The 2021 Plan provides for the grant of incentive share options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory share options, restricted shares. Restricted Share Units (RSUs), share appreciation rights, performance based awards and cash based awards to the Company’s employees, directors, and consultants and its parent and subsidiary corporations’ employees and consultants. The 2021 Plan became effective in January 2021. 84,809,827 shares were authorized to issue under the 2021 Plan.

In January through July 2021, the Company’s board of directors granted a total of 8,402,925 share options with a weighted average exercise price of $2.85. The aggregate grant date fair value of the share options is estimated to be $24.0 million. The share options will vest 25% after the first year of service and ratably each month over the remaining three years contingent on continued employment with the Company on each vesting date.

In February 2021, the Company and Ayar entered into Amendment No. 1 to the original Series E Preferred Share Purchase Agreement (“Amendment No. 1”) entered into September 2020 (refer to Note 7). Under the Amendment No. 1, Ayar and the Company agreed to enter into the third closing of additional 133,818,821 Series E convertible preferred shares at $2.99 per share, aggregating to $400.0 million. Upon the signing of the Amendment No. 1, the Company received the issuance proceeds of $400.0 million from Ayar in February 2021.

Amendment No. 1 also allowed the Company to provide an opportunity to all current convertible preferred shareholders other than Ayar (“Eligible Holders”) to purchase up to 23,737,221 Series E convertible preferred shares on a pro rata basis at $2.99 per share, aggregating to $71.0 million.

Along with the execution of the Amendment No. 1, the Company also increased the authorized number of common shares and convertible preferred shares to 1,316,758,889 and 1,155,909,398 shares, respectively.

On February 22, 2021, Churchill announced that it had entered into a definitive agreement for a merger that would result in the Company becoming a wholly owned subsidiary of Churchill.

In February through July 2021, the Company’s board of directors granted a total of 13,665,253 RSUs under the 2021 Plan in connection with the merger with CCIV. The aggregate grant date fair value of the RSUs is estimated to be $287.5 million based on the estimated fair value of our underlying common shares. The RSUs are subject to a performance condition and a service condition. The performance condition was satisfied upon the closing of the merger with CCIV. The service condition for 25% of the RSUs will be satisfied 375 days after the closing of the merger with CCIV and will be satisfied for the remaining RSUs in equal quarterly installments thereafter, subject to continuous employment through each vesting date.

In March 2021, the Company’s board of directors granted a total of 29,859,159 RSUs to its CEO under the 2021 Plan in connection with the merger with CCIV. The CEO RSU Award will be comprised of 13,834,748 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 16,024,411 RSUs subject to performance and market conditions (the “CEO Performance RSUs”). The aggregate grant date fair value of the CEO RSU Award is estimated to be $556.1 million based on the estimated fair value of our underlying common shares using a Monte Carlo simulation method for awards with market conditions. The performance condition of the CEO Time-Based RSUs and CEO Performance RSUs will be satisfied upon the closing of the merger with CCIV. The service condition for the CEO Time-Based RSUs will be satisfied in 16 equal quarterly installments beginning after the closing of the merger with CCIV, subject to continuous employment through each vesting date. The market conditions for the CEO Performance RSUs will be satisfied based upon the achievement of certain market capitalization goals of the combined company during the five-year period beginning after the closing of the merger with CCIV, subject to continuous employment through each vesting date.

In April 2021, the Company issued 66,909,408 Series E Preferred Shares at a purchase price of approximately $2.99 per share for an aggregate purchase price of $200.0 million. The Company issued offer notices to certain of the Company’s management and members of the board of directors in March 2021 and April 2021 to provide the right to participate in the fourth closing. The offer represented a fully vested, equity classified share option award and the Company recognized $123.6 million in share-based compensation. The Series E convertible preferred shares issued from the fourth closing included 3,034,194 shares to the Company’s management and 1,658,705 shares to members of the board of directors. The total number of shares issued include 535,275 shares issued to the CEO.

In May 2021, the Company completed its evaluation related to the exercise of the convertible preferred share warrant liability that was settled in its entirety in February 2021. Upon final settlement, the Company converted the warrants into $12.9 million of Series D convertible preferred shares and recorded a $7.0 million loss related to fair value remeasurement of the warrants in the consolidated statements of operations.

From March 2021 through May 2021, the Company entered into new lease agreements for retail locations in various locations. The leases commenced in April 2021 and will expire on or before March 2032. Under the lease agreements, the Company will pay base rent from $0.2 million to $1.2 million annually.

On July 23, 2021, the Company consummated the merger with Churchill (the “Merger”) and Churchill was immediately renamed to Lucid Group, Inc. (“Lucid Group”) (the “Closing”). Immediately prior to the Closing, all of the Company’s 437,182,072 issued and outstanding convertible preferred shares were cancelled and converted into 437,182,072 common shares, resulting in 451,295,965 common shares then issued and outstanding. Subsequently, upon the Closing, all 451,295,965 of the Company’s common shares issued and outstanding and all 42,182,931 of the Company’s equity awards granted and outstanding were surrendered and exchanged for 1,193,226,511 shares of Lucid Group common stock and 111,531,080 Lucid Group equity awards covering shares of Lucid Group common stock, respectively, after giving effect to the exchange ratio of 2.644. The Closing of the Merger satisfied the performance condition for all outstanding RSUs, which were each granted during fiscal year 2021, though all RSUs remain subject to future service and/or market conditions.

The Merger has been accounted for as a reverse recapitalization. Accordingly, upon the Closing, the Company raised total net cash proceeds of $4,400.3 million, in exchange for the effective issuance of the 425,395,023 Lucid Group common stock, the 41,400,000 publicly traded Lucid Group, common stock warrants (the “public warrants”), and the 44,350,000 privately placed Lucid Group common stock warrants (the “private warrants”), all of which were previously issued by Churchill and outstanding immediately prior to the Closing, accompanied by a recapitalization.

In connection with the Closing, 17,250,000 shares of Lucid Group common stock and 14,783,333 Lucid Group private warrants, which were beneficially held by the former sponsor of Churchill (the “Churchill Sponsor”), were subjected to transfer restrictions and contingent forfeiture provisions until Lucid Group’s stock price exceeds certain predetermined levels in the post-Merger period (the “Sponsor Earnback Shares” and the “Sponsor Earnback Warrants”, respectively). Any such shares and warrants not released from these transfer restrictions during the earnback period, which expires on the fifth anniversary of the Closing, will be forfeited back to Lucid Group, Inc. for no consideration. The 17,250,000 Sponsor Earnback Shares are comprised of three separate tranches of 5,750,000 shares per tranche. The 14,783,333 Sponsor Earnback Warrants are comprised of three separate tranches of (i) 4,927,778 warrants, (ii) 4,927,778 warrants, and (iii) 4,927,777 warrants. The earnback triggering events for the three respective tranches of the Sponsor Earnback Shares and Sponsor Earnback Warrants will be met upon the earlier of (i) the date on which the volume-weighted average trading sale price of one share of our common stock quoted on Nasdaq is greater than or equal to $20.00, $25.00, and $30.00, respectively, for any 40 trading days within any 60 consecutive trading day period or (ii) a change in control of Lucid pursuant to which stockholders of Lucid have the right to receive consideration implying a value per share greater than or equal to $20.00, $25.00, and $30.00, respectively.

In July 2021, Lucid Group’s board of directors adopted and the stockholders approved the 2021 Incentive Plan (the “2021 Incentive Plan”), which includes an employee stock purchase plan as an addendum (the “ESPP Addendum”). The

2021 Incentive Plan replaced the Company’s 2021 Plan. The 2021 Incentive Plan provides for the grant of restricted shares, non-qualified stock options, incentive stock options, unrestricted shares, stock appreciation rights, restricted stock units and cash awards. Shares of common stock underlying awards that are forfeited or cancelled generally are returned to the pool of shares available for issuance under the 2021 Incentive Plan.

The ESPP Addendum authorizes the issuance of shares of common stock pursuant to purchase rights granted to employees. The purchase price for each share purchased during an offering period will be the lesser of 85% of the fair market value of the share on the purchase date or 85% of the fair market value of the share on the offering date. The offering dates and purchase dates for the ESPP Addendum are determined at the discretion of the Company’s board of directors.

The number of shares of common stock that were reserved for issuance upon formation of the 2021 Incentive Plan, including the ESPP Addendum, was 61,211,436.

On September 8, 2021, Lucid Group announced that it would redeem (the “Redemption”) all of its public warrants that remained outstanding on October 8, 2021 (the “Initial Redemption Date”), for a redemption price of $0.01 per public warrant (the “Redemption Price”). In connection with the Redemption, Lucid Group elected to require that any exercises of public warrants be made on a “cashless” basis, entitling each warrant holder to receive 0.4458 of a share of the Company’s common stock for each public warrant surrendered for exercise. Pursuant to the terms of the public warrants, any public warrants that were not exercised prior to the Initial Redemption Date were reduced to the right to receive the Redemption Price.

On September 29, 2021, the first earnback triggering event related to achieving a volume-weighted average trading sale price greater than or equal to $20.00 for any 40 trading days within any 60 consecutive trading day period was satisfied. As a result, the first tranche of the Sponsor Earnback Shares and Sponsor Earnback Warrants, or 5,750,000 shares of common stock and 4,927,778 private warrants respectively, were vested and no longer subject to the transfer restrictions and contingent forfeiture provisions.

On October 13, 2021, the public warrants were delisted from The Nasdaq Stock Market (“Nasdaq”).

On October 14, 2021, Lucid Group extended the redemption date of its public warrants to October 29, 2021. Subsequent to September 30, 2021 and prior to the conclusion of the redemption notice period on October 29, 2021, an aggregate of 8,951,665 public warrants were exercised on a cashless basis. At the conclusion of the redemption notice period on October 29, 2021, the remaining 365,803 public warrants issued and outstanding were redeemed at price of $0.01 per warrant.

In October 2021, Lucid Group repurchased an aggregate of 857,825 shares of its common stock from certain individuals (the “Individual Sellers”) who were directors and employees of Atieva, Inc. prior to the Merger (such transactions, the “Repurchases”). The repurchase price was $24.15 per share, which was equal to the average closing price of the Company’s common stock on the Nasdaq Global Select Market for the three-trading day period ending on and including October 6, 2021, the second trading day prior to the date of the Repurchases. The Repurchases were effected solely to allow the Individual Sellers to satisfy certain tax obligations (including tax withholding obligations of the Company) incurred in connection with such Individual Sellers’ purchase of shares of Series E Preferred Stock from Atieva, Inc. on April 2, 2021. The Company applied the proceeds received from the repurchases to the applicable U.S. tax authorities to satisfy tax obligations. The Company is accounting for the repurchased shares as treasury stock.

The Individual Sellers include Peter Rawlinson, a director of the Company and the Company’s Chief Executive Officer and Chief Technology Officer, from whom the Company repurchased 178,796 shares; Eric Bach, the Company’s Senior Vice President, Product and Chief Engineer, from whom the Company repurchased 195,557 shares; Michael Bell, the Company’s Senior Vice President, Digital, from whom the Company repurchased 33,526 shares; and Tony Posawatz, a director of the Company, from whom the Company repurchased 14,511 shares.

In October 2021, the Company entered into a purchase commitment with a vendor to purchase battery cells over the next 8 years pursuant to which the Company will need to make non-cancellable prepayments in five installments for a total aggregate amount of $148.0 million.

In late October 2021, reservation holders of Lucid Air Dream Edition models began receiving their vehicles.

In early November 2021, enrollment began in the Lucid Group ESPP 2021 Employee Stock Purchase Plan.

In November 2021, our compensation committee approved the payment of annual cash bonuses for 2021 to certain executive officers in view of the successful achievement of the start of production and start of customer deliveries of the Lucid Air, as well as their respective contributions to the Company’s overall success in 2021, as follows: Mr. Rawlinson will receive $400,000, Mr. Bach will receive $282,000, Ms. House will receive $166,000 Mr. Bell will receive $268,000, and Mr. Smuts will receive $81,000.

On December 3, 2021, Lucid Group received a subpoena from the Securities and Exchange Commission (the “SEC”) requesting the production of certain documents related to an investigation by the SEC. Although there is no assurance as to the scope or outcome of this matter, the investigation appears to concern the Merger between Lucid Group and the Company and certain projections and statements.

On December 5, 2021, the first tranche of the CEO Time-Based RSUs, or 864,670 RSUs, were vested. Upon settlement, Lucid Group issued 397,921 shares of Lucid Group commons stock and elected to withhold 466,749 shares and remit cash of $22.1 million to tax authorities in connection with the estimated tax withholding and remittance obligation.

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